HOME STATE HOLDINGS, INC.


                                [GRAPHIC OMITTED]

                                  Press Release

For More Information, Contact:                             For Immediate Release
Investor Relations - (908) 935-2736                                 May 21, 1997



Shrewsbury, NJ - May 21, 1997 - Home State Holdings, Inc. (NASDAQ-HOMS) announced today that it incurred a substantial operating loss for the first quarter of 1997 resulting primarily from unanticipated loss development below the attachment points of reinsurance coverage, losses for the 1997 year and related adjustments to reinsurance profit sharing, deferred acquisition costs and other assets. The net loss brings statutory surplus in its insurance company subsidiaries to a level approaching regulatory required minimums and, as a result of these losses, the Company is in violation of certain covenants in agreements with its banks and its subordinated note holders. The Company is continuing to work with its financial advisor, Donaldson, Lufkin & Jenrette, in evaluating all of its alternatives in its efforts to obtain an infusion of capital or other support which will be required for the operations of its insurance company subsidiaries.



                              CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which are described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 1996) include, but are not limited to, uncertainties relating to general economic conditions and cyclical industry conditions, uncertainties relating to government and regulatory policies, volatile and unpredictable developments (include storms and catastrophes), the legal environment, the uncertainties of the reserving process and the competitive environment in which the Company operates. The words "believe," "expect," "anticipate," "project," "plan," "expect" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Home State Holdings, Inc. is a property and casualty insurance holding company primarily engaged in providing standard and preferred personal and commercial auto insurance through its subsidiaries in New Jersey, New York, Pennsylvania, Connecticut, Delaware, West Virginia, Georgia and Florida. Home State Holdings, through several of its financial service subsidiaries, is engaged in certain insurance related financial services activities.